Exhibit 4.1

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND THIS WARRANT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS UNLESS COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.
Dated: December 29, 2021    Certificate No. W-__
BENSON HILL, INC.
STOCK PURCHASE WARRANT
THIS CERTIFIES THAT for value received, subject to the terms and conditions hereinafter set forth, [Avenue Venture Opportunities Fund, LP]1, a Delaware limited partnership, or permitted assigns (the “Holder”), is entitled to purchase shares of the capital stock of Benson Hill, Inc., a Delaware corporation (the “Company”), as determined in accordance with this Warrant, upon presentation of this Warrant and payment of the Exercise Price (as defined below) for the shares of capital stock purchased at the principal office of the Company or at such other place as shall have been designated by the Company. This Warrant is issued in connection with that certain Loan and Security Agreement and Supplement thereto, both of even date herewith (as amended, restated and supplemented from time to time, the “Loan Agreement” and the “Supplement”, respectively), between Company, as borrower, and Holder, as lender (“Lender”).
This Warrant is subject to the following provisions:
1.Definitions. Capitalized terms used herein and not otherwise defined in this Warrant shall have the meaning(s) ascribed to them in the Loan Agreement and the Supplement, unless the context would otherwise require. Certain other terms used herein are defined as follows:
(a)“5-day VWAP” means the volume-weighted average price of the Common Stock, determined for the five (5) consecutive Trading Days ending on the last Trading Day immediately preceding the applicable date, as reported by Bloomberg, L.P.
(b)“Affiliate” means any Person which directly or indirectly controls, is controlled by, or is under common control with Holder.
(c)“Applicable Number” means the number of shares of Common Stock purchasable hereunder obtained by dividing (i) $3,000,0002 (such amount sometimes referred to hereinafter as the “Coverage Amount”) by (ii) the Exercise Price.
(d)“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close.
(e)“Common Stock” means the Company’s Common Stock, par value $0.0001 per share.
(f)“Control,” “controlled by” and “under common control with” mean direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided, that control shall be conclusively presumed when any Person or affiliated group directly or indirectly owns five percent (5%) or more of the securities having ordinary voting power for the election of directors of a corporation.
(g)“Exercise Price” means the lowest of (i) $7.86; (ii) a ten percent (10%) premium to the 5-day VWAP determined as of June 30, 2022; (iii) in the case of any “equity purchase commitments” and/or “at-the-market” or similar transactions which result in the realization by the Company of gross proceeds of Twenty Million
1 Warrant to be replicated for each Avenue fund acting as a Lender under the Loan Agreement, upon agreement to terms of this Warrant.
2 Amount to be “split” based upon pro rata commitment of each Lender.

Dollars ($20,000,000) or more over any period of fourteen (14) consecutive Trading Days prior to September 30, 2022, the VWAP for such fourteen (14) day period; and (iv) the effective price per share of any bona fide equity offering prior to September 30, 2022.
(h)“NYSE” means the New York Stock Exchange.
(i)“Outstanding Shares” means all shares of Parent’s capital stock which have been issued and are outstanding, including diluted shares outstanding that are deemed convertible (including, but not limited to, warrants, options, preferred shares, bonds, and employee stock options).
(j)“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).
(k)“Trading Day” means a day when the NYSE is open for trading in shares of the Common Stock.
(l)“VWAP” means, for any period of determination (other than a period for determination of 5-day VWAP), the volume-weighted average price of the Common Stock ending on the last Trading Day of such period, as reported by Bloomberg, L.P.
2.Class, Number, and Exercise Price of Shares of Capital Stock.
(i)This Warrant may be exercised for the Applicable Number of shares of the Company’s Common Stock (the “Warrant Shares”), subject to possible adjustment as provided herein; provided, however, that the pro forma Common Stock resulting from exercise of all Warrants issued in connection with the Loan Agreement when added to all Lenders’ pro forma Common Stock resulting from exercise of the Conversion Option (as defined in the Supplement), shall not exceed two and one-half percent (2.50%) of the Outstanding Shares of the Common Stock at the effective time of the exercise.
(b)The purchase price for each Warrant Share purchased upon exercise of this Warrant shall be the Exercise Price, subject to possible adjustment as provided herein, payable in lawful money of the United States of America in full upon exercise of this Warrant.
3.Exercise of Warrant.
(a)This Warrant may be exercised, in whole or in part, by the surrender of this Warrant to the Company (with the Notice of Exercise form attached hereto as Exhibit A duly executed), at the principal office of the Company at 1001 North Warson Road, St. Louis, Missouri 63132 (or at such other location as Company may advise Holder in writing) at any time or from time to time during the Exercise Period, and upon payment in immediately available funds of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Exercise Price and the Warrant Shares purchasable hereunder are subject to further adjustment as provided in this Warrant.
(b)The “Exercise Period” is that period beginning on the date hereof, and continuing up to and including 11:59.59 p.m., St. Louis Missouri time, on December 29, 2026 (the “Expiration Date”).
4.Adjustment of Exercise Price and Number of Shares.
(a)The Exercise Price and Warrant Shares shall be subject to the following adjustments:
(i)If, at any time during the Exercise Period, the Company shall declare and pay on the Company’s Common Stock a dividend or other distribution payable in shares of Common Stock, the Warrant Shares shall be proportionately increased so that the Holder shall be entitled to receive (upon exercise of this Warrant) the number of shares of Common Stock which the Holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution if the Warrant had been exercised immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution, and the Exercise Price shall be proportionately decreased so that the aggregate Exercise Price payable upon exercise in full of this Warrant shall remain the same.

(ii)If, at any time during the Exercise Period, the Company shall subdivide the Outstanding Shares of the Company’s Common Stock into a greater number of shares, or combine the Outstanding Shares of Common Stock into a lesser number of shares, or issue by reclassification of its shares of Common Stock any shares of the Company’s Common Stock, the Warrant Shares shall be proportionately adjusted so that the Holder shall be entitled to receive (upon exercise of this Warrant) the number of shares of Common Stock or such other shares which the Holder would have owned or been entitled to receive after the happening of any of the events described above if the Warrant had been exercised immediately prior to the happening of such event on the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective, and the Exercise Price shall be proportionately adjusted so that the aggregate Exercise Price payable upon exercise in full of this Warrant shall remain the same.
(b)Whenever the Warrant Shares or the Exercise Price shall be adjusted pursuant to this Section 4, the Company shall deliver to the Holder a written notice setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the new Warrant Shares and Exercise Price. All calculations under this Section 4 shall be made to the nearest one-one hundredth of a share.
5.No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.
6.Net Exercise. Holder, in lieu of exercising this Warrant by payment of the Exercise Price in immediately available funds pursuant to Section 3(a), may elect, at any time on or before the expiration of the Exercise Period, to surrender this Warrant and receive that number of shares of Common Stock computed using the following formula:
Where:    X    =    the number of shares of Common Stock to be issued to Holder.
    Y    =    the number of shares of Common Stock that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 2(a) (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).
    A    =    the NYSE closing price on the last Trading Day prior to exercise of this Warrant.
    B    =    the Exercise Price.
Election to exercise under this Section 6 may be made by delivering to Company a signed Notice of Exercise form in accordance with Section 3(a), to be followed by delivery of this Warrant. Notwithstanding anything to the contrary contained in this Warrant, if as of the close of business on the last Business Day preceding the Expiration Date this Warrant remains unexercised as to all or a portion of the shares of Common Stock purchasable hereunder, then effective as 9:00 a.m. (Pacific time) on the Expiration Date, Holder shall be deemed, automatically and without need for notice to Company, to have elected to exercise this Warrant in full pursuant to the provisions of this Section 6, and upon surrender of this Warrant shall be entitled to receive that number of shares of Common Stock computed using the above formula, provided that the application of such formula as of the Expiration Date yields a positive number for “X”.
7.Change of Control. In the event of a Change of Control (as hereinafter defined), this Warrant shall be automatically exchanged for a number of shares of Company’s securities, such number of shares being equal to the maximum number of shares issuable pursuant to the terms hereof (after taking into account all adjustments described herein) had Holder elected to exercise this Warrant immediately prior to the closing of such Change of Control and purchased all such shares pursuant to the “cash exercise” provision set forth in Section 3(a) hereof (as opposed to the “net exercise” provision set forth in Section 6 hereof). Company acknowledges and agrees that Holder shall not be required to make any payment (cash or otherwise) for such shares as further consideration for their issuance pursuant to the terms of the preceding sentence. “Change of Control” shall mean: (a) any sale, license, or other disposition of all or substantially all of the assets of Company; or (b) any reorganization, consolidation, merger or other transaction involving Company; in each of clause (a) and (b) where the holders of

Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction; provided that an issuance of equity securities for the primary purpose of raising capital shall not be considered a Change of Control under this Warrant. This Warrant shall terminate upon Holder’s receipt of the number of shares of Company’s equity securities described in this Section 7.
8.Representations of the Company. The Company represents that (i) all corporate actions on the part of the Company, its officers, directors and stockholders necessary for the sale and issuance of this Warrant have been taken; (ii) upon exercise of this Warrant, the Common Stock will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions; (iii) the Company will use commercially reasonable efforts to maintain the listing of the Common Stock issuable upon exercise of this Warrant on the NYSE, for so long as the Company’s Common Stock is listed on the NYSE; (iv) upon exercise of this Warrant, if the Company’s Common Stock is then certificated, the Company will use commercially reasonable efforts to cause stock certificates representing the shares of Common Stock purchased pursuant to the exercise to be issued in the names of Holder, its nominees or assignees, as appropriate at the time of such exercise.
9.Shares of Common Stock in Reserve. The Company shall at all times to reserve a sufficient number of authorized but unissued shares of Common Stock for the purposes of this Warrant, and to take such action as may be necessary to ensure that all Warrant Shares issued upon exercise of this Warrant will be duly and validly authorized and issued and fully paid and nonassessable.
10.Rights of Stockholders. The Holder shall not be entitled, as a warrant holder, to vote or receive dividends or be deemed the holder of the Warrant Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as a warrant holder, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.
11.Compliance with Securities Laws.
(a)By its acceptance of this Warrant, the Holder represents, warrants, and covenants unto the Company, and acknowledge as appropriate, that:  the Holder is an “accredited investor,” as that term is defined pursuant to the securities law of the United Sates and regulations of the United States Securities and Exchange Commission (the “SEC”);  the Holder has sufficient business and financial knowledge and experience so as to be capable of evaluating the merits and risks of its investment in the Warrant Shares, and is able financially to bear the risks thereof;  the Holder has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management;  this Warrant is acquired for the Holder’s own account for investment purposes;  this Warrant and the Warrant Shares issuable upon exercise hereof, respectively, have not been registered under the Securities Act of 1933 and, accordingly, any transfer of this Warrant and such Warrant Shares will be subject to legal restrictions; and  the Holder will not offer for sale or sell, assign or otherwise dispose of (except exercise) this Warrant or any Warrant Shares issued to it pursuant to exercise hereof, except in accordance with applicable securities laws.
(b)Notwithstanding anything to the contrary contained in this Warrant, if at any time specified herein for the issuance of Warrant Shares to the Holder, any law, or any regulation or requirement of the SEC or any other federal, state or local governmental authority having jurisdiction, shall require either the Company or the Holder to take any action in connection with the Warrant Shares then to be issued, other than  customary approvals required by applicable corporation laws, or notice filings on SEC Form D and similar or related federal, state or local filings (the actions described in clauses (i) and (ii) are collectively referred to as the “Required Actions”), to the extent such action is required to be taken prior to the issuance of such Warrant Shares the issuance of such Warrant Shares shall be deferred until such action shall have been taken. The Company shall be under no obligation to take such action, other than a Required Action, and the Company shall have no liability whatsoever as a result of the nonissuance of such Warrant Shares as a result of not taking such action, other than a Required Action, except to refund to the Holder any consideration tendered in respect of the Exercise Price.

(c)Unless and until the Warrant Shares have been registered in the Act, all stock certificates evidencing the Warrant Shares shall be restricted by a legend on each certificate in substantially the following form:
The shares represented by this certificate have not been registered under the Securities Act of 1933. These shares have been acquired for investment and not with a view to distribution or resale, and may not be mortgaged, pledged, hypothecated, or otherwise transferred without an effective registration statement for such shares under the Securities Act of 1933 or an opinion of counsel for the corporation that registration is not required under such Act.
12.Replacement Warrant for Lost Certificate. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Company, and reimbursement to the Company of all reasonable expenses incidental thereto (and upon surrender and cancellation of this Warrant if mutilated), the Company will execute and deliver a new Warrant of like tenor, in lieu of this Warrant.
13.Issue Tax. The issuance of certificates for the Warrant Shares upon the exercise of this Warrant shall be made without charge to the holder of this Warrant for any issue tax (other than applicable income taxes) in respect thereof.
14.Closing of Books. The Company shall not close its transfer books against the transfer of any warrant or of any Shares issued or issuable upon the exercise of any warrant in any manner that interferes with the timely exercise of this Warrant.
15.Warrant Agent. By notice to the holder of this Warrant, the Company may appoint a warrant agent as the Company’s agent for purposes of the administration of this Warrant and the exercise thereof (the “Warrant Agent”), and in such case the Holder shall abide by any such Warrant Agent’s instructions and procedures not inconsistent with the provisions of this Warrant.
16.Rights and Obligations Survive Exercise of Warrant. Unless otherwise provided herein, the rights and obligations of the Company, of the holder of this Warrant and of the holder of the Warrant Shares issued upon exercise of this Warrant, shall survive the exercise of this Warrant.
17.Notices. Unless Any notice, request or other document required or permitted to be given or delivered to Holder or Company shall be in writing and personally delivered, sent by overnight courier, or United States mail, postage prepaid, or sent by facsimile or electronic mail, or other authenticated message, charges prepaid, to the other party’s or parties’ addresses shown on the books of Company (in the case of the Holder) at the address indicated therefor in the opening paragraphs of this Warrant (in the case of the Company). Each party may change the address, facsimile number or email address to which notices, requests and other communications are to be sent by giving written notice of such change to each other party. Notice given by hand delivery shall be deemed received on the date delivered; if sent by overnight courier, on the next Business Day after delivery to the courier service; if by first class mail, on the third Business Day after deposit in the U.S. Mail; and if by facsimile or electronic mail, on the date of transmission.
18.Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware as applied to agreements entered into and to be performed entirely within Delaware.
19.Assignability and Binding Effect. The Company and any Warrant Agent may deem and treat the registered Holder of this Warrant as the absolute owner of this Warrant, for the purpose of any exercise hereof, of any distribution to the holder of this Warrant, and for all other purposes. Without the prior written consent of the Company, this Warrant may not be assigned by the Holder other than to an Affiliate of the Holder, and in the case of a permitted assignment the Form of Transfer attached hereto as Exhibit B shall be used to effect such permitted assignment. This Warrant shall be binding upon and inure to the benefit of the Company and the Holder, and their respective permitted successors and assigns. Without limiting the foregoing, each Holder and each person to whom this Warrant is subsequently transferred represents and warrants to the Company and agrees (by acceptance of such transfer) that it will not transfer this Warrant unless (i) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction, (ii) pursuant to Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), (iii) the Company receives an opinion of counsel, reasonably satisfactory to the Company, that an exemption from such registration is available or (iv) the Company otherwise satisfies itself that such transaction is exempt from registration.
[The Next Page is the Signature Page]

IN WITNESS WHEREOF, the Company has executed this Warrant under seal effective as of the date first above written.
COMPANY:
BENSON HILL, INC. [SEAL]
By:
DeAnn L. Brunts
Chief Financial Officer
Signature Page to Stock Purchase Warrant

EXHIBIT A
NOTICE OF EXERCISE
To:    Benson Hill, Inc.
Attn.:    Chief Financial Officer
1001 N. Warson Road
St. Louis, Missouri 63132
1.The undersigned hereby irrevocably elects to purchase __________ shares of the Common Stock, $0.0001 par value, of Benson Hill, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the attached Warrant (the “Warrant”).
2.[Select Applicable Provision]
☐    This Notice of Exercise is the undersigned’s check made payable to “Benson Hill, Inc.” in the amount of $______, or the undersigned has transferred or caused to be transferred to the Company lawful money of the United States of America in such amount, representing payment in full for the Exercise Price of the shares being purchased, together with all applicable transfer taxes, if any.
☐    The undersigned elects to exercise the Warrant on a “net exercise” basis pursuant to Section 6 of the Warrant.
3.Please issue a certificate or certificates representing the number of shares for which the Warrant has been exercised in the name of the undersigned or in such other name as is specified below:
(Name)
(Address)

4.The undersigned hereby represents and warrants that the number of shares for which the Warrant has been exercised are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares and all representations and warranties of the undersigned set forth in Section 11 of the Warrant (including Section 11(a) thereof) are true and correct as of the date hereof.
[Signature Page Follows]

Dated:

By:
Name:
Title:
11 West 42nd Street, 9th Floor
New York, New York 10036
Signature Page to Notice of Exercise

EXHIBIT B
FORM OF TRANSFER
(To be signed only upon transfer of Warrant)
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto              (United States taxpayer identification number         ), with an address at                     , the right represented by the attached Warrant to purchase          shares of the Common stock, $0.0001 par value per share, of Benson Hill, Inc., a Delaware corporation (the “Company”), to which the attached Warrant relates, and appoints              attorney to transfer such right on the books of the Company, with full power of substitution in the premises.
Dated:

By:
Name:
Title:
11 West 42nd Street, 9th Floor
New York, New York 10036

Dated:
Signature Page to Form of Transfer